UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECO Energy, Inc.

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September 10, 2015

Dear TECO Energy Retiree,

By now you have probably read or heard that on Sept. 4, 2015, TECO Energy entered into a definitive agreement with Emera Inc. to purchase TECO Energy and its subsidiaries. Emera Inc. is a diversified Canadian energy company traded on the Toronto stock exchange with headquarters in Halifax, Nova Scotia.

After the transaction closes, shareholders of TECO Energy stock will receive $27.55 per share, a 48 percent premium over our closing share price on July 15, 2015, prior to the announcement of our strategic review. We expect to close the transaction in the third quarter of 2016 or before, based on obtaining all of the needed regulatory, governmental and shareholder approvals. This premium demonstrates the strong company TECO has built over the years, which is a reflection of the hard work of our current team members and our retirees. TECO Energy will be a subsidiary of Emera Inc. after the closing and TECO Energy, Tampa Electric and Peoples Gas will continue to be headquartered in Tampa while New Mexico Gas Company will continue to be headquartered in Albuquerque.

Undoubtedly, some of your first questions related to this announcement were: “What about my pension?” or, “What about my retiree medical?” Let me address both of those questions.

As a retiree, your pension was locked in when you retired from TECO. That means you either chose a lump sum pension distribution at your retirement or you chose one of the annuity options available under our pension plan. If you are a retiree receiving an annuity payment monthly, this transaction will have no impact on your monthly pension check. Pension laws in the U.S. require pension plans to operate a trust fund which actually pays your retirement check. TECO Energy’s Pension Trust is funded solely by the company and continues to be in a strong funding position with nearly $700 million in assets to satisfy the pension liabilities associated with our current retirees and our current active team members.

As for retiree medical, the company has worked very hard over the years to maintain this valuable benefit as we work to balance the rising costs of healthcare and a sincere desire to maintain this benefit. Over the last 15 years, this has meant a number of changes, including but not limited to the portion of the premium paid by the company based on when you were hired and when you retired; changes to the deductibles and out-of-pocket maximum for the pre-65 plans; changes to the retiree prescription drug programs; and our most recent change to a Medicare Advantage plan for our TECO Energy post-65 retirees. While the company has always reserved the right to modify or terminate these plans, we continue to stay committed to this valuable benefit as we move into the future.

With this in mind, and considering TECO’s financial and operating strength, retiree medical commitments were negotiated into the final contract with Emera. For the three year period following the close of the transaction, the Retiree Medical plans at TECO and at NMGC shall not be terminated or amended in any manner that is materially adverse to the participants. For an additional three year period, retirees covered under the TECO Energy and NMGC retiree medical plans must be treated at least on par for post-retirement benefits with other similarly situated retirees from Emera and its subsidiaries. These are strong protections and again demonstrate the value of TECO Energy in this transaction.

I hope this clears up some of the questions you have had related to this exciting news. We plan to provide additional information on this transaction at the Retiree Rendezvous in Florida later this year.

Thank you for your continued support of TECO Energy and we look forward to seeing a number of you at the Retiree Event in November.

Brad Register

Vice President of Human Resources

TECO Energy

Additional Information and Where to Find It

The proposed Merger will be submitted to shareholders of TECO Energy for their consideration. In connection with the Merger, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This material is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed Merger.

TECO ENERGY’S SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED MERGER WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE MERGER. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or upon request by contacting TECO Energy, Investor Relations, by telephone at 1-800-810-2032 or via email at investorrelations@tecoenergy.com. TECO Energy’s filings with the SEC are also available on TECO Energy’s website at http://investor.tecoenergy.com/investors/SEC-Filings/default.aspx.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy’s shareholders in connection with the proposed Merger. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, for its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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